Exhibit 99.1

MEDIA CONTACT	Kevin Bagby
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE            December 18, 2007
FreightCar America, Inc. Announces Decision to Close Johnstown Facility
Chicago, IL, December 18, 2007 — FreightCar America, Inc. (NASDAQ: RAIL) announced today that it will close its manufacturing facility located in Johnstown, Pennsylvania, which employs approximately 390 employees. This action is in line with FreightCar’s strategy of optimizing production at its low-cost manufacturing facilities and continuing its focus on cost control. This action does not involve a closure of the company’s Johnstown administrative offices.
Chris Ragot, President and Chief Executive Officer, stated, “It is critical for us to take full advantage of our lower-cost manufacturing facilities in order to produce our railcars with a competitive cost structure. Our Johnstown, Pennsylvania manufacturing plant is a higher-cost facility than our other locations. Although we entered into decisional bargaining with the union representing our Johnstown employees regarding labor costs at the Johnstown facility, we and the union did not reach an agreement that would have allowed us to continue to operate the facility in a cost-effective way. We will continue to focus on strategic initiatives and cost control to remain competitive despite a challenging railcar market.”
FreightCar estimates that it will record a pre-tax restructuring and impairment charge during the fourth quarter of 2007 of approximately $34.3 million ($21.2 million, net of tax) in connection with the closure of the Johnstown manufacturing facility and cessation of operations at the facility. The company expects the manufacturing capacity at its other two existing plants, in Danville, Illinois and Roanoke, Virginia, to be sufficient to meet its requirements for the next several years.
FreightCar America, Inc. manufactures railroad freight cars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois; Roanoke, Virginia; and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.